Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Earns $3.7 Million, or $0.40 Per Diluted Share, in Third Quarter 2020;

Net Interest Margin Expansion and Improved Efficiency Ratio Generate Record Earnings;

Announces Share Repurchase Plan for 10% of Outstanding Shares

Port Angeles, WA, (October 28, 2020) -- First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank” or "First Federal"), today reported an increase in net income of 86.0% to $3.7 million, or $0.40 per diluted share, for the third quarter of 2020, compared to net income of $2.0 million, or $0.21 per diluted share, for the second quarter of 2020, and an increase of 46.4% compared to $2.5 million, or $0.25 per diluted share, for the third quarter of 2019. Third quarter results reflected strong loan and deposit growth, net interest margin expansion and improved efficiency. For the first nine months of 2020, net income was $6.5 million, or $0.69 per diluted share, compared to $6.8 million, or $0.68 per diluted share, for the first nine months of 2019.

The Company also announced that its Board of Directors increased the regular quarterly cash dividend by 20% to $0.06 per common share outstanding, payable on November 27, 2020, to shareholders of record as of the close of business on November 13, 2020. The Board of Directors also approved a share repurchase plan of 10% of outstanding shares.

“In a quarter of pandemic-related economic challenges, we delivered excellent results, as we continue to support customers, communities and our employees. Our third quarter financial performance demonstrates the strength of our franchise, with pre-tax, pre-provision for loan losses income increasing 121% over the third quarter a year ago, led by significant mortgage refinance activity and a meaningful reduction in deposit cost of funds,” stated Matthew P. Deines, President and CEO. “Additionally, asset quality at quarter end remained solid, with few delinquencies in the loan portfolio. However, we continued to build our reserves in response to the pandemic and the economic impact on our customers and communities.”

The sectors most heavily impacted include hospitality; restaurant and food services; and lessors of commercial real estate to hospitality, restaurant, and retail establishments. At September 30, 2020, the Company’s exposure as a percentage of the total loan portfolio to these industries was 4.9%, 0.2%, and 4.6%, respectively.

“Our participation in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) helped serve the needs of our customers and our local communities,” Deines continued. “Our role as a community bank not only allowed us to assist approximately 515 customers and originate $32.2 million in loans, but also added new relationships with strong future growth opportunities. The Bank is now processing applications for PPP loan forgiveness for customers. We expect the timing of such forgiveness will positively impact fourth quarter 2020 operating results for us, as well as all participating financial institutions.

“In addition to PPP lending, we implemented additional programs to support our customers experiencing financial hardship as a result of the pandemic. These assistances included payment forbearance agreements with some customers for periods of up to six months. We deferred payment on 346 loans totaling $175.0 million through September 30, 2020. As of October 26, 2020, the deferral period had ended or payments voluntarily resumed for approximately 79% of these loans, of which 99% have resumed normal payments, with only 2% requesting a second deferral period,” added Deines.

The table below presents selected information on loans that remained on COVID-19 deferrals at the periods indicated.

	% of Total Loan Portfolio	Deferred Loan Balance	Number of Loans
		(In thousands)
June 30, 2020	12.9%	$ 128,420	297
September 30, 2020	13.9	149,542	183
October 26, 2020	8.3	87,343	74

Third Quarter 2020 Highlights (at or for the quarter ended September 30, 2020)

•	Third quarter net income increased to $3.7 million, compared to $2.0 million in the preceding quarter and $2.5 million in the year ago quarter.
•	Diluted earnings per share was $0.40, up from $0.21 per share in the preceding quarter and $0.25 per share when compared to the third quarter a year ago.
•	Provision for loan losses was $1.4 million in the third quarter, compared to $1.5 million in the second quarter of 2020 and a recapture of loan losses of $170,000 in the third quarter of 2019.
•

Loans receivable increased 7.6% to $1.06 billion at September 30, 2020, compared to $986.4 million at June 30, 2020, and increased 26.2% compared to $841.4 million a year ago, primarily due to growth in real estate and commercial business loans, including PPP loans.

•

Deposits increased 7.2% during the quarter and increased 29.2% from one year prior, to $1.25 billion at September 30, 2020, due to successful organic and wholesale deposit-gathering strategies, including significant growth in noninterest-bearing deposits.

•	The cost of deposits for the third quarter decreased to 0.45% from 0.72% for second quarter 2020 and 0.85% in the third quarter of 2019.
•

Gain on sale of mortgage loans was $1.7 million for the third quarter compared to $2.0 million in the previous quarter and $655,000 in the third quarter of 2019 reflecting strong quarterly mortgage originations, including refinance activity.

•

During the third quarter, the Company repurchased 141,793 shares of common stock at an average price of $11.72 per share for a total of $1.7 million under the 2019 Stock Repurchase Plan approved in December 2019. The 2019 Stock Repurchase Plan was completed in September 2020.

•	The Board of Directors approved a new stock repurchase plan of up to 1,023,420 shares, or approximately 10% of shares outstanding, to commence in November 2020.

Balance Sheet Review

Total assets increased $85.8 million, or 5.8%, to $1.56 billion, at September 30, 2020, compared to $1.48 billion at June 30, 2020, and increased $314.4 million, or 25.1%, compared to $1.25 billion, at September 30, 2019.

Investment securities increased $4.8 million to $369.1 million, at September 30, 2020, and increased $117.9 million compared to $251.2 million, at September 30, 2019. At September 30, 2020, municipal bonds totaled $97.1 million and comprised the largest portion of the investment portfolio at 26.3%. The estimated average life of the total investment securities portfolio was 6.7 years, and the average repricing term was approximately 4.4 years.

Securities consisted of the following at the dates indicated:

	September 30, 2020	June 30, 2020	September 30, 2019	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$97,143	$107,610	$10,406	$(10,467)	$86,737
U.S. government agency issued asset-backed securities (ABS agency)	73,618	60,819	25,266	12,799	48,352
Corporate issued asset-backed securities (ABS corporate)	32,747	39,804	37,096	(7,057)	(4,349)
Corporate issued debt securities (Corporate debt)	33,230	22,428	9,636	10,802	23,594
U.S. Small Business Administration securities (SBA)	23,864	23,547	29,815	317	(5,951)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	92,402	102,647	129,726	(10,245)	(37,324)
Corporate issued mortgage-backed securities (MBS corporate)	16,107	7,418	9,251	8,689	6,856
Total securities available for sale	$369,111	$364,273	$251,196	$4,838	$117,915

Held to Maturity at Amortized Cost
Municipal bonds	$—	$—	$7,041	$—	$(7,041)
SBA	—	—	138	—	(138)
Mortgage-backed securities:
MBS Agency	—	—	30,470	—	(30,470)
Total securities held to maturity	$—	$—	$37,649	$—	$(37,649)

“The company is focused on growing the loan portfolio and supporting this growth with core deposits and other low-cost funding sources,” said Geri Bullard, EVP/Chief Financial Officer. “Additionally, we continue to manage the investment portfolio for liquidity and generation of interest income.”

Total loans, excluding loans held for sale, increased $75.1 million, or 7.6%, to $1.06 billion at September 30, 2020, from $986.4 million at June 30, 2020, and increased $220.2 million, or 26.2%, from $841.1 million a year ago. “The collective efforts of our lending team during the quarter resulted in significant increases in loan balances,” said Randy Riffle, EVP/Chief Lending Officer. “Additionally, participation in the SBA’s Paycheck Protection, up until the end of the program on August 8, 2020, also helped fuel loan production with $1.5 million in new PPP loans this quarter.”

The Company originated $41.1 million in residential mortgages during the quarter and sold $48.0 million, with an average gross margin on sale of mortgage loans of approximately 2.76%. This production compares to residential mortgage originations of $56.6 million in the preceding quarter with sales of $61.1 million. “The activity in the mortgage market continued to exceed historical volumes in the third quarter of 2020, especially for refinances of existing mortgages at incredibly low rates,” said Kelly Liske, Chief Banking Officer.

Loans receivable consisted of the following at the dates indicated:

	September 30, 2020	June 30, 2020	September 30, 2019	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$317,755	$325,349	$302,337	$(7,594)	$15,418
Multi-family	127,569	103,279	62,173	24,290	65,396
Commercial real estate	283,390	267,233	254,058	16,157	29,332
Construction and land	75,204	58,153	64,954	17,051	10,250
Total real estate loans	803,918	754,014	683,522	49,904	120,396

Consumer:
Home equity	34,120	33,696	36,898	424	(2,778)
Auto and other consumer	111,782	109,214	111,312	2,568	470
Total consumer loans	145,902	142,910	148,210	2,992	(2,308)

Commercial business	123,036	99,477	14,325	23,559	108,711

Total loans	1,072,856	996,401	846,057	76,455	226,799
Less:
Net deferred loan fees	2,628	1,842	117	786	2,511
Premium on purchased loans, net	(4,196)	(3,901)	(4,649)	(295)	453
Allowance for loan losses	13,007	12,109	9,443	898	3,564
Total loans receivable, net	$1,061,417	$986,351	$841,146	$75,066	$220,271

The Company continues to monitor the sectors that have been most heavily impacted by the COVID-19 pandemic. The table below presents selected information on loans to these industries as of September 30, 2020.

Industry	% of Total Loan Portfolio	Loan Balance	Number of Loans	Average Loan-to-Value
		(In thousands)
Hospitality	4.9%	$48,855	15	61.3%
Restaurant and food services	0.2	2,026	6	61.8
Lessors of commercial real estate to hospitality, restaurant, and retail establishments	4.6	46,527	26	53.3

Total deposits increased $84.1 million, or 7.2%, to $1.25 billion at September 30, 2020, compared to $1.17 billion at June 30, 2020 and increased $283.8 million, or 29.2%, when compared to $970.7 million a year ago. Savings accounts decreased 1.1% compared to a year ago, to $171.9 million at September 30, 2020, and represented 13.7% of total deposits; transaction accounts increased 42.3% compared to a year ago to $390.9 million at September 30, 2020, and account for 31.2% of total deposits; money market accounts increased 63.7% compared to a year ago to $398.1 million, and represented 31.7% of total deposits, and certificates of deposit increased 5.2% compared to a year ago to $293.5 million at quarter-end, and represent 23.4% of total deposits.

“Deposits were up during the quarter due to higher transaction and money market account balances,” said Bullard. “We continue to strategically utilize brokered certificates of deposit ("brokered CDs") as an additional funding source to manage overall funding costs and interest rate risk. We held $92.6 million, or 7.4% of total deposits, in brokered CDs included in our balance of certificates of deposit at September 30, 2020, and $86.3, or 7.4% of total deposits in brokered CDs at June 30, 2020. The weighted-average cost of brokered CDs was 0.51% for the third quarter of 2020, compared to 1.12% for the previous quarter. We were able to lower our total cost of funds over the quarter by enhancing our deposit mix toward noninterest-bearing and other core deposits as well as reducing the cost and level of wholesale funding.” Total cost of funds improved to 0.50% for the third quarter of 2020 compared to 0.74% for the second quarter of 2020.

Deposits consisted of the following at the dates indicated:

	September 30, 2020	June 30, 2020	September 30, 2019	Three Month Change	One Year Change
	(In thousands)
Savings	$171,905	$175,749	$173,786	$(3,844)	$(1,881)
Transaction accounts	390,867	339,151	274,660	51,716	116,207
Money market accounts	398,144	330,261	243,189	67,883	154,955
Certificates of deposit	293,540	325,164	279,065	(31,624)	14,475
Total deposits	$1,254,456	$1,170,325	$970,700	$84,131	$283,756

Total shareholders' equity increased to $180.7 million at September 30, 2020, compared to $176.3 million three months earlier, and $177.3 million a year earlier. The quarter-over-quarter increase in equity was due to earnings of $3.7 million and an increase to other comprehensive income based on the improvement in the market value of the investment portfolio offset by the cost of stock buybacks. Book value per common share increased to $17.65 at September 30, 2020, compared to $17.07 at June 30, 2020 and $16.42 at September 30, 2019.

Operating Results

In the third quarter of 2020, the Company generated a return on average assets ("ROAA") of 0.99%, and a return on average equity ("ROAE") of 8.22%, compared to 0.56% and 4.60%, respectively, in the second quarter of 2020, and 0.81% and 5.65%, respectively, in the third quarter a year ago.

Total interest income increased to $13.4 million for the third quarter of 2020, compared to $12.4 million in the previous quarter and $12.3 million in the third quarter of 2019. The increases are due to an increase in interest and fees on loans given the loan growth which offset a small decrease in investment interest income. Quarter over quarter, the yield on investment securities decreased 7 basis points while the yield on average loans receivable decreased by 5 basis points. Total interest expense was $1.6 million for the third quarter of 2020, compared to $2.2 million in the second quarter of 2020, and $2.8 million in the third quarter a year ago. The decrease in interest expense was due to the decline in the cost of deposits to 45 basis points from 72 basis points in the prior quarter and from 85 basis points the quarter one year ago.

Net interest income, before provision for loan losses, increased 16.3% during the quarter to $11.8 million, compared to $10.1 million for the preceding quarter and increased 24.7% compared to $9.4 million in the third quarter a year ago. For the first nine months of 2020, net interest income, before the provision for loan losses, increased 9.0% to $31.1 million, compared to $28.7 million for the first nine months of 2019. Due to the COVID-19 pandemic and the related impact to the business environment, the Company recorded a $1.4 million provision for loan losses during the third quarter of 2020. This compares to a provision for loan losses of $1.5 million for the preceding quarter, and a credit to the provision for loan losses of $170,000 for the third quarter of 2019. Year-to-date, the provision for loan losses was $4.1 million, compared to $420,000 for the nine-month period one year earlier.

The net interest margin expanded 26 basis point to 3.36% for the third quarter of 2020, compared to 3.10% for the second quarter of 2020, and increased 13 basis points compared to 3.23% for the third quarter in 2019. “Our net interest margin expansion during the quarter is a result of our efforts to improve our earning asset mix by increasing the level of our commercial loans as well as reducing our cost of funds,” said Bullard. For the first nine months of 2020, the net interest margin was 3.20% compared to 3.23% in the first nine months of 2019 due to reduced yields on loans and investments.

The yield on earning assets increased 3 basis points to 3.82% for the third quarter of 2020, compared to 3.79% for the second quarter of 2020, and decreased from 4.20% for the third quarter in 2019. The decrease was due to lower yields on the investment portfolio and average loans, which was offset by higher average loan balances. The yield on the loan portfolio increased to 4.45% for the third quarter 2020, from 4.40% for the second quarter 2020, and decreased from 4.68% for the third quarter of 2019. The cost of interest-bearing liabilities decreased 29 basis points to 0.60% for the third quarter of 2020 compared to 0.89% for the second quarter of 2020 and decreased 67 basis points from 1.27% for the third quarter in 2019. “We are actively working on changing the mix of our funding profile and lowering our cost of deposits. As market rates approach zero, we anticipate our non-maturity deposit cost of funds will stabilize, however we do expect a further decrease in the cost of our certificate of deposit portfolio,” said Bullard.

Noninterest income increased 16.4% to $4.8 million for the third quarter 2020 from $4.1 million for the second quarter 2020 and increased 149.7% compared to $1.9 million for the third quarter in 2019. Third quarter of 2020 included a $1.7 million gain on sale of loans compared to a $2.0 million gain on sale of loans in the preceding quarter and a $655,000 gain on sale of loans in the third quarter a year ago. Noninterest income growth during the third quarter of 2020 was driven by increased mortgage refinance activity, which resulted in strong loan sale activity, as well as a gain on sale of investment securities of $969,000. Loan and deposit service fees totaled $868,000 for the third quarter 2020, compared to $765,000 for the preceding quarter and $999,000 for the third quarter a year ago. For the first nine months of 2020, noninterest income increased 144.2% to $11.2 million, compared to $4.6 million in the first nine months of 2019, reflecting increases in gain on sale of investment securities, gain on sale of loans. Noninterest income also increased due to an increase in the cash surrender value of bank owned life insurance (BOLI) as a result of increased investment in BOLI, as well as a restructure of the existing BOLI policies into superior products.

Noninterest expense totaled $10.1 million for the third quarter of 2020, compared to $10.3 million for the preceding quarter and $8.4 million for the third quarter a year ago. The quarterly decrease is attributable to lower data processing expense and training expense which was partially offset by higher compensation expense, including salaries, commissions and benefits. For the first nine months of 2020, noninterest expense increased to $29.7 million, compared to $24.5 million in the first nine months of 2019, due to higher salary and benefit expenses, including employee commission payments, increased advertising spending and increases in operational expenses associated with overall asset growth.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Federal, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at September 30, 2020. Common Equity Tier 1 and Total Risk-Based Capital Ratios at September 30, 2020 were 14.3% and 15.5%, respectively.

Nonperforming loans decreased to $3.1 million at September 30, 2020, from $3.4 million at June 30, 2020. The percentage of the allowance for loan losses to nonperforming loans increased to 419.9%, at September 30, 2020, from 360.8% at June 30, 2020, and 714.3% at September 30, 2019. Classified loans decreased $1.1 million during the current quarter to $4.0 million at September 30, 2020, reflecting improvement in commercial business loans. The allowance for loan losses as a percentage of total loans was 1.2% at September 30, 2020, compared to 1.2% at June 30, 2020, and 1.1% at September 30, 2019. The ratio, excluding PPP loans was 1.25%.

About the Company

First Northwest is a bank holding company which primarily engages in the business activity of its subsidiary, First Federal. First Federal is a community-oriented financial institution serving Clallam, Jefferson, Kitsap, Whatcom, and King counties in Washington, through its Seattle lending center and ten full-service branches. Our business and operating strategy is focused on building sustainable earnings through hiring experienced bankers, geographic expansion, and diversifying our loan product mix, expanding our deposit product offerings that deliver value-added solutions, enhancing existing services and digital service delivery channels, and enhancing our infrastructure to support the changing needs and expectations of our customers.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2020 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	September 30, 2020	June 30, 2020	September 30, 2019	Three Month Change	One Year Change
Assets

Cash and due from banks	$16,776	$16,346	$15,659	2.6%	7.1%
Interest-bearing deposits in banks	35,303	33,242	40,822	6.2	(13.5)
Investment securities available for sale, at fair value	369,111	364,273	251,196	1.3	46.9
Investment securities held to maturity, at amortized cost	—	—	37,649	n/a	(100.0)
Loans held for sale	4,754	3,111	2,055	52.8	131.3
Loans receivable (net of allowance for loan losses of $13,007, $12,109, and $9,443)	1,061,417	986,351	841,146	7.6	26.2
Federal Home Loan Bank (FHLB) stock, at cost	5,944	6,074	4,931	(2.1)	20.5
Accrued interest receivable	7,367	5,360	3,726	37.4	97.7
Premises and equipment, net	14,737	14,188	14,443	3.9	2.0
Mortgage servicing rights, net	1,545	1,098	926	40.7	66.8
Bank-owned life insurance, net	38,104	37,482	29,754	1.7	28.1
Prepaid expenses and other assets	9,612	11,334	8,003	(15.2)	20.1

Total assets	$1,564,670	$1,478,859	$1,250,310	5.8%	25.1%

Liabilities and Shareholders' Equity

Deposits	$1,254,456	$1,170,325	$970,700	7.2%	29.2%
Borrowings	109,150	112,379	85,324	(2.9)	27.9
Accrued interest payable	51	253	262	(79.8)	(80.5)
Accrued expenses and other liabilities	18,359	18,184	14,838	1.0	23.7
Advances from borrowers for taxes and insurance	1,986	1,403	1,876	41.6	5.9

Total liabilities	1,384,002	1,302,544	1,073,000	6.3	29.0

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,234,204 at September 30, 2020; issued and outstanding 10,326,226 at June 30, 2020; and issued and outstanding 10,800,932 at September 30, 2019	102	103	108	(1.0)	(5.6)
Additional paid-in capital	97,229	98,421	102,786	(1.2)	(5.4)
Retained earnings	89,546	86,633	85,143	3.4	5.2
Accumulated other comprehensive loss, net of tax	3,186	717	(672)	344.4	574.1
Unearned employee stock ownership plan (ESOP) shares	(9,395)	(9,559)	(10,055)	1.7	6.6

Total shareholders' equity	180,668	176,315	177,310	2.5	1.9

Total liabilities and shareholders' equity	$1,564,670	$1,478,859	$1,250,310	5.8%	25.1%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	September 30, 2020	June 30, 2020	September 30, 2019	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$11,097	$10,236	$10,096	8.4%	9.9%
Interest on mortgage-backed and related securities	565	740	1,087	(23.6)	(48.0)
Interest on investment securities	1,603	1,316	921	21.8	74.0
Interest on deposits in banks	9	8	65	12.5	(86.2)
FHLB dividends	97	55	92	76.4	5.4
Total interest income	13,371	12,355	12,261	8.2	9.1

INTEREST EXPENSE
Deposits	1,405	2,041	2,141	(31.2)	-(34.4)
Borrowings	205	201	691	2.0	-(70.3)
Total interest expense	1,610	2,242	2,832	(28.2)	-(43.1)

Net interest income	11,761	10,113	9,429	16.3	24.7

PROVISION FOR LOAN LOSSES	1,350	1,500	(170)	(10.0)	894.1

Net interest income after provision for loan losses	10,411	8,613	9,599	20.9	8.5

NONINTEREST INCOME
Loan and deposit service fees	868	765	999	13.5	(13.1)
Mortgage servicing fees, net of amortization	148	(172)	44	186.0	236.4
Net gain on sale of loans	1,725	2,001	655	(13.8)	163.4
Net gain on sale of investment securities	969	661	0	46.6	100.0
Increase in cash surrender value of bank-owned life insurance	622	627	147	(0.8)	323.1
Other income	449	227	70	97.8	541.4
Total noninterest income	4,781	4,109	1,915	16.4	149.7

NONINTEREST EXPENSE
Compensation and benefits	6,070	5,966	4,771	1.7	27.2
Data processing	640	769	680	(16.8)	(5.9)
Occupancy and equipment	1,367	1,345	1,161	1.6	17.7
Supplies, postage, and telephone	254	284	208	(10.6)	22.1
Regulatory assessments and state taxes	262	223	209	17.5	25.4
Advertising	285	377	197	(24.4)	44.7
Professional fees	361	354	278	2.0	29.9
FDIC insurance premium	86	70	(72)	22.9	219.4
FHLB prepayment penalty	—	—	344	n/a	(100.0)
Other	756	894	648	(15.4)	16.7
Total noninterest expense	10,081	10,282	8,424	(2.0)	19.7

INCOME BEFORE PROVISION FOR INCOME TAXES	5,111	2,440	3,090	109.5	65.4

PROVISION FOR INCOME TAXES	1,436	464	580	209.5	147.6

NET INCOME	$3,675	$1,976	$2,510	86.0%	46.4%

Basic and diluted earnings per common share	$0.40	$0.21	$0.25	90.5%	60.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,		Percent
	2020	2019	Change
INTEREST INCOME
Interest and fees on loans receivable	$31,169	$30,661	1.7%
Interest on mortgage-backed and related securities	2,264	3,536	(36.0)
Interest on investment securities	3,988	2,900	37.5
Interest on deposits in banks	85	190	(55.3)
FHLB dividends	199	268	(25.7)
Total interest income	37,705	37,555	0.4

INTEREST EXPENSE
Deposits	5,584	6,133	(9.0)
Borrowings	840	2,717	(69.1)
Total interest expense	6,424	8,850	(27.4)

Net interest income	31,281	28,705	9.0

PROVISION FOR LOAN LOSSES	4,116	420	880.0

Net interest income after provision for loan losses	27,165	28,285	(4.0)

NONINTEREST INCOME
Loan and deposit service fees	2,514	2,899	(13.3)
Mortgage servicing fees, net of amortization	(9)	143	(106.3)
Net gain on sale of loans	4,109	830	395.1
Net gain on sale of investment securities	2,235	57	3,821.1
Increase in cash surrender value of bank-owned life insurance	1,577	435	262.5
Other income	782	225	247.6
Total noninterest income	11,208	4,589	144.2

NONINTEREST EXPENSE
Compensation and benefits	17,397	14,097	23.4
Data processing	2,099	1,978	6.1
Occupancy and equipment	4,063	3,409	19.2
Supplies, postage, and telephone	749	678	10.5
Regulatory assessments and state taxes	659	573	15.0
Advertising	934	569	64.1
Professional fees	1,115	907	22.9
FDIC insurance premium	156	82	90.2
FHLB prepayment penalty	210	344	(39.0)
Other	2,363	1,859	27.1
Total noninterest expense	29,745	24,496	21.4

INCOME BEFORE PROVISION FOR INCOME TAXES	8,628	8,378	3.0

PROVISION FOR INCOME TAXES	2,104	1,582	33.0

NET INCOME	$6,524	$6,796	(4.0)%

Basic and diluted earnings per common share	$0.69	$0.68	1.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Unaudited)

	As of or For the Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Performance ratios: (1)
Return on average assets	0.99%	0.56%	0.27%	0.71%	0.81%
Return on average equity	8.22	4.60	1.94	4.99	5.65
Average interest rate spread	3.22	2.90	2.86	2.86	2.93
Net interest margin (2)	3.36	3.10	3.11	3.14	3.23
Efficiency ratio (3)	60.9	72.3	80.0	74.4	74.3
Average interest-earning assets to average interest-bearing liabilities	130.9	129.5	130.1	131.8	130.5
Book value per common share	$17.65	$17.07	$16.02	$16.48	$16.42

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.2%	0.2%	0.1%
Nonperforming loans to total loans (5)	0.3	0.3	0.2	0.2	0.2
Allowance for loan losses to nonperforming loans (5)	419.9	360.8	622.4	536.1	714.3
Allowance for loan losses to total loans	1.2	1.2	1.2	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	10.5%	10.9%	11.8%	12.2%	12.0%
Common equity Tier 1 capital	14.3	15.1	16.8	17.5	18.0
Tier 1 risk-based	14.3	15.1	16.8	17.5	18.0
Total risk-based	15.5	16.4	18.1	18.7	19.1

Other Information:
Average total assets	$1,488,723	$1,401,500	$1,287,529	$1,242,780	$1,241,014
Average interest-earning assets	1,401,090	1,305,437	1,208,314	1,167,805	1,167,353
Average total loans	1,009,210	938,646	876,135	849,741	867,647
Average equity	178,887	172,009	179,614	177,759	177,671
Average deposits	1,227,656	1,133,665	1,008,410	985,788	957,736

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Unaudited) (continued)

	As of or For the Nine Months Ended September 30,
	2020	2019
Performance ratios: (1)
Return on average assets	0.62%	0.72%
Return on average equity	4.92	5.18
Average interest rate spread	3.00	2.94
Net interest margin (2)	3.20	3.23
Efficiency ratio (3)	70.0	73.6
Average interest-earning assets to average interest-bearing liabilities	130.2	129.1
Book value per common share	$17.65	$16.42

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.1%
Nonperforming loans to total loans (5)	0.3	0.2
Allowance for loan losses to nonperforming loans (5)	419.9	714.3
Allowance for loan losses to total loans	1.2	1.1
Net charge-offs to average outstanding loans	(0.1)	0.1

Capital ratios (First Federal):
Tier 1 leverage	10.5%	12.0%
Common equity Tier 1 capital	14.3	18.0
Tier 1 risk-based	14.3	18.0
Total risk-based	15.5	19.1

Other Information:
Average total assets	$1,393,036	$1,259,847
Average interest-earning assets	1,305,366	1,186,628
Average total loans	941,627	877,681
Average equity	176,844	174,852
Average deposits	1,123,606	948,146

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.